Exhibit 5.1

        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Five Point Holdings, LLC 15131 Alton Parkway, 4th Floor Irvine, CA 92618	300 SOUTH GRAND AVENUE LOS ANGELES, CALIFORNIA 90071-3144 TEL: (213) 687-5000 FAX: (213) 687-5600 www.skadden.com August 2, 2019

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Re:	Five Point Holdings, LLC
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of up to 3,209,326 shares of the Company’s Class A common shares (the “Shares”), issuable pursuant to the Five Point Holdings, LLC Amended and Restated 2016 Incentive Award Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)    the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)    an executed copy of a certificate of Michael A. Alvarado, Chief Legal Officer, Vice President and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(c)    a copy of the Plan, certified pursuant to the Secretary’s Certificate;

(d)    a copy of the Company’s Certificate of Formation certified by the Secretary of State of the State of Delaware as of August 2, 2019, and certified pursuant to the Secretary’s Certificate;

Five Point Holdings, LLC

August 2, 2019

(e)    an executed copy of the Company’s Second Amended and Restated Limited Liability Company Agreement among the members of the Company, dated as of May 15, 2017 (the “Operating Agreement”), certified pursuant to the Secretary’s Certificate;

(f)    copies of certain resolutions of the Board of Directors of the Company, adopted on April 12, 2019, certified pursuant to the Secretary’s Certificate; and

(g)    a certificate, dated the date hereof, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that all of the Shares will be issued in accordance with the Plan, and each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized, validly executed and delivered by each party thereto. Further, we have assumed that Operating Agreement is the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company and the Company has, and since the time of its formation has had, at least one validly admitted and existing member of the Company and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company or its Board of Directors or members that would result in, the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of formation, and the Company has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Company’s Certificate of Formation. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the DLLCA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Shares are awarded by the Board of Directors or its Compensation Committee and issued in accordance with the Plan, (ii) the Registration Statement becomes effective under the Securities Act and (iii) the transfer agent for the Company’s Class A Common Shares has appropriately registered the issuance of the Shares, and an appropriate

Five Point Holdings, LLC

August 2, 2019

account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent in accordance with the Operating Agreement, the Plan and any applicable award agreement, the Shares will be duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and the Shares will be validly issued and fully paid, and under the DLLCA, the holders of the Shares will have no obligation to make further payments for the purchase of such Shares or contributions to the Company solely by reason of their ownership of such Shares except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP